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                                                                    EXHIBIT 23


The Board of Directors
CPB Inc.:

We consent to incorporation by reference in the registration statement No. 33-11462 and No. 333-35999 on Form S-8 of CPB Inc. of our report dated March 2, 1998, relating to the consolidated balance sheets of CPB Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of CPB Inc.

/s/ KPMG Peat Marwick LLP
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Honolulu, Hawaii
March 27, 1998